Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into as of August 7, 2012 (the “Effective Date”), by and between Alphatec Spine, Inc. (the “Company”), a California Corporation and Dirk Kuyper, (the “Service Provider”), an individual, (each a “Party”, and together, the “Parties”).

WHEREAS, the Company desires to retain the Service Provider to render certain professional services to the Company and the Service Provider desires to be so retained by the Company and to perform the services specified herein, all in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises, conditions and representations set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, the Company and the Service Provider agree as follows:

1.	PROFESSIONAL SERVICES

1.1 Statement of Work. The Company hereby engages the Service Provider to provide professional services (the “Services”) to the Company during the term of this Agreement, and the Service Provider hereby accepts such engagement. The Service Provider agrees to perform for the Company the Services, and to provide to the Company the work product, set forth in Schedule A (the “Statement of Work”) which is attached hereto and incorporated herein by reference. The Statement of Work may be amended from time to time by mutual written agreement of the Parties.

1.2 Best Efforts. The Service Provider shall use its best efforts to perform the Services for the Company, and to provide the work product to the Company, in accordance with the schedule forth in the Statement of Work.

1.3 Location and Access. Except as otherwise stated in the Statement of Work, the Service Provider may perform the Services at the Company’s premises, the Service Provider’s premises or such other premises that the Company and the Service Provider may deem appropriate. The Company shall permit the Service Provider to have reasonable access to the Company’s premises and personnel for the purposes of performing the Services.

1.4 Records and Reports. The Service Provider shall keep accurate written records of its activities under this Agreement and shall make such records available to the Company upon request. Unless otherwise stated in the Statement of Work, the Service Provider shall provide the Company with periodic written reports on such activities. The Service Provider shall also provide the Company with such other reports that the Company may periodically request during the term of this Agreement.

2.	PAYMENT

The Company agrees to compensate the Service Provider for the Services that it performs pursuant to this Agreement in accordance with the payment terms set forth in Schedule B attached hereto and incorporated herein by reference. Payment shall be made only for work that, in the sole discretion of the Company (i) has been performed satisfactorily and in a timely manner; (ii) is accompanied by the written work product required by the terms of the applicable Statement of Work; and (iii) is accompanied by an approved written invoice. The Service Provider shall be solely responsible for complying with all federal, state, local and other tax laws and regulations applicable to payments received from the Company under this Agreement.

3.	PROHIBITED ACTIVITIES

3.1 Non-Solicitation. While the Service Provider performs Services hereunder and for a period of six months following the termination of the Service Provider’s engagement hereunder, the Service Provider shall not, without the prior written consent of the Company:

(a) either individually or on behalf of or through any third party, directly or indirectly, solicit, divert or appropriate or attempt to solicit, divert or appropriate, for the purpose of competing with the Company or any of its affiliates (the “Company Group”), any customer or patrons of the Company Group, or any prospective customers or patrons with respect to which the Company Group has made a sales presentation (or similar offering of the Company’s products and services);

(b) either individually or on behalf of or through any third party, directly or indirectly, solicit, entice or persuade or attempt to solicit, entice or persuade any employee, agent, consultant or contractor of the Company Group to leave the service of the Company Group for any reason; or

(c) either individually or on behalf of or through any third party, directly or indirectly, interfere with, or attempt to interfere with, the relations between the Company Group and any vendor or supplier to the Company Group.

3.2 Reasonableness of Restrictions. The Service Provider further recognizes and acknowledges that (i) the types of activities prohibited by this Section 3 are narrow, reasonable, and necessary based on the Service Provider’s access to trade secrets and Confidential Information (as defined below); and (ii) the time period and the geographical scope of the provisions of this Section 3 are reasonable, legitimate and fair to the Service Provider in light of the Company Group’s need to market its services and sell its products in a large geographic area in order to have a sufficient customer base to make the Company Group’s business profitable and in light of the limited restrictions on the types of activities prohibited herein.

4.	PROTECTED INFORMATION

4.1 The Service Provider acknowledges that, while the Service Provider performs Services hereunder, the Company shall, and its designees and agents may, furnish, disclose or make available to the Service Provider Confidential Information (as defined below) and that the Company may provide the Service Provider with unique and specialized training. Additionally, the Service Provider acknowledges that that, while the Service Provider performs Services hereunder, the Service Provider may create additional Confidential Information.

4.2 For purposes of this Agreement, “Confidential Information” means confidential and proprietary information of the Company Group, whether in written, oral, electronic or other form, including but not limited to, information and facts concerning business plans, customers, future customers, suppliers, licensors, licensees, partners, investors, affiliates or others, training methods and materials, financial information, sales prospects, client lists, inventions, the schedules attached hereto, or any other scientific, technical or trade secrets of the Company Group, that is either provided to the Service Provider by the Company Group or its designees or agents or created during the performance of Services pursuant to this Agreement, provided that Confidential Information shall not include information that is in the public domain other than through any fault or act by the Service Provider or any third party that did not have an obligation to keep such information confidential.

4.3 Each Party agrees that the existence of and the terms of this Agreement shall be deemed to be “Confidential Information” and shall be treated in accordance with this Section.

4.4 The Service Provider shall at all times, both during the period while the Service Provider performs Services hereunder and after the termination or expiration of this Agreement for any reason or for no reason, maintain in confidence and shall not, without the prior written consent of the Company, use, disclose, or give to others any Confidential Information, except in connection with the provision of Services hereunder. The terms of this Section 4 shall survive indefinitely the termination or expiration of this Agreement.

5.	OWNERSHIP OF IDEAS, COPYRIGHTS AND PATENTS

5.1 Property of the Company. All ideas, discoveries, creations, manuscripts and properties, innovations, improvements, know-how, inventions, designs, drawings, developments, apparatus, techniques, methods, data and results whether patentable, copyrightable or not, which the Service Provider may conceive, reduce to practice or develop while the Service Provider performs Services during the term of this Agreement (and, if based on or related to any Company Confidential Information, after the termination or expiration of this Agreement), alone or in conjunction with another or others, whether during or out of regular business hours, whether or not on the Company’s premises or with the use of its equipment, and whether at the request or upon the suggestion of the Company or otherwise (collectively, the “Inventions”), shall be and hereby are the sole and exclusive property of the Company Group, and the Service Provider shall not publish any of the Inventions without the prior written consent of the Company. Without limiting the foregoing, the Service Provider also acknowledges that all original works of authorship which are made by the Service Provider (solely or jointly with others) which were created during the Service Provider’s performance of Services hereunder (and, if based on or related to any Confidential Information, after the termination or expiration of this Agreement), which are protectable by copyright are “works made for hire” pursuant to the United States Copyright Act (17 U.S.C. Section 101). The Service Provider hereby assigns to the Company all of the Service Provider’s right, title and interest in and to all Inventions. The Service Provider further represents that, to the best of the Service Provider’s knowledge and belief, none of the Inventions shall violate or infringe upon any right, patent, copyright, trademark or right of privacy, or constitute libel or slander against or violate any other rights of any person, firm or corporation, and that the Service Provider shall use the Service Provider’s best efforts to prevent any such violation.

5.2 Cooperation. At any time during the Service Provider’s service hereunder or after the termination of the Service Provider’s engagement hereunder for any reason or for no reason, the Service Provider shall cooperate fully with the Company and its attorneys and agents in the preparation and filing of all papers and other documents as may be required to perfect the Company’s rights in and to any Inventions described in Section 5.1, including, but not limited to, joining in any proceeding to obtain letters patent, copyrights, trademarks or other legal rights with respect to any such Inventions in the United States and in any and all other countries, provided that the Company shall bear the expense of such proceedings, and that any patent or other legal right so issued to the Service Provider personally shall be assigned by the Service Provider to the Company without charge by the Service Provider.

6.	SERVICE PROVIDER WARRANTIES

The Service Provider warrants and represents to the Company as follows:

(i) Any works of authorship, copyrightable material or other Inventions developed under this Agreement shall not infringe any patent, copyright, trade secret, trademark or other rights of any third party;

(ii) The execution and performance of this Agreement shall not constitute a breach or default under any contract or instrument to which the Service Provider is a party, or by which it is bound, and the Service Provider is under no contractual or other obligation to any third party which would prevent or limit its performance of Services under this Agreement;

(iii) The Service Provider is free at the present time to disclose to the Company, without breach of any obligation to a third party, any and all information, ideas, suggestions, developments, or know-how that the Service Provider shall divulge in performing the Services under this Agreement;

(iv) The Service Provider has complied with and shall comply with all federal, state, and local laws in connection with the Services to be performed under this Agreement;

(v) The Services shall conform to the highest standards of workmanship and the specifications, timelines, and budgets set out in the Statement of Work or otherwise agreed by the Parties; and

(vii) Except as otherwise disclosed in the applicable Statement of Work, the deliverables under such Statement of Work do not and shall not incorporate any pre-existing work, either in whole or in part.

7.	INDEMNITY

7.1 Indemnification by the Service Provider. The Service Provider agrees that it shall defend, at its own expense, and shall indemnify and hold harmless the Company, and its officers, directors employees, agents, and assigns (the “Company Indemnitees”) from and against any and all damages, demands, expenses, claims, liabilities, injuries, suits, and proceedings, including, without limitation, attorneys’ fees (the “Losses”), to the extent that such Losses arise from (i) the Service Provider’s breach of this Agreement, (ii) any act or omission of a Service Provider Indemnitee (as defined below) (including without limitation any infringement of a third party’s intellectual property rights) or any negligence or willful misconduct, (iii) a breach by the Service Provider of any of the Service Provider’s obligations to a third party that arises during the performance of the Services under this Agreement, or (iv) a violation of any federal, state or local law, regulation, or ordinance by a Service Provider Indemnitee.

7.2 Indemnification by the Company. The Company will defend, indemnify and hold harmless the Service Provider and its employees, agents and assigns (the “Service Provider Indemnitees”) from and against any and all Losses, to the extent that such Losses arise from (i) the Company’s breach of this Agreement, (ii) any act or omission of a Company Indemnitee (including without limitation any infringement of a third party’s intellectual property rights) or any negligence or willful misconduct, (iii) a breach by the Company of any of the Company’s obligations to a third party that arises in connection with the Services provided under this Agreement, or (iv) a violation of any federal, state or local law, regulation, or ordinance by a Company Indemnitee.

7.3 Indemnification Procedures. Each Party will notify the other Party promptly upon learning of a claim, demand, suit, or proceeding that might give rise to a Loss, and the potentially indemnifying Party may control defense and settlement thereof provided it does so diligently, in good faith and using reasonably experienced counsel with expertise in the relevant field. The potentially indemnified Party will reasonably cooperate in such defense and/or settlement at the potentially indemnifying Party’s request and expense and may participate at its own expense using its own counsel. The obligations of indemnification set forth in this Section 7 shall apply to third party claims and claims made between the Parties.

7.4	Limitation of Liability

IN NO EVENT SHALL COMPANY BE LIABLE FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL, EXEMPLARY, OR PUNITIVE DAMAGES OF ANY NATURE, INCLUDING, BUT NOT LIMITED TO LOSS OF PROFITS, DATA, BUSINESS OR GOODWILL, EVEN IF COMPANY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL COMPANY BE LIABLE TO SERVICE PROVIDER FOR DIRECT DAMAGES IN EXCESS OF THE AMOUNTS PAID UNDER THIS AGREEMENT FOR THE SERVICES THAT ARE THE SUBJECT OF THE CLAIM.

8.	TERM AND TERMINATION

8.1 Term. This Agreement shall be effective on the Effective Date and shall continue in full force and effect for 90 days, unless earlier terminated as permitted herein.

8.2 Termination for Convenience. Either Party may terminate this Agreement at any time upon written notice to the other Party. Upon termination, the Service Provider shall not be entitled to receive any further payments other than for Services rendered to, and approved costs and expenses incurred on behalf of, the Company prior to the date of termination of this Agreement, all in accordance with Schedule B hereto and any applicable Statements of Work.

8.3 Termination for Breach. If one Party defaults in the performance of, or fails to perform, any of its material obligations under this Agreement, and such default is not remedied within 30 days of the receipt of written notice from the non-defaulting Party, then the non-defaulting Party shall have the right to terminate this Agreement upon written notice and avail itself of any and all rights and remedies to which it may be entitled in accordance with the applicable provisions of this Agreement.

8.4 Return of Company Materials. Upon expiration or termination of this Agreement for any reason, or at any time upon request by the Company, the Service Provider shall immediately return to the Company all property belonging to the Company Group, including without limitation all Confidential Information in the Service Provider’s possession or control, any and all notes, drawings, lists, memoranda, magnetic disks or tapes, or other recording media containing such Confidential Information, whether alone or together with nonconfidential information, all documents, reports, files, memoranda, records, software, credit cards, door and file keys, computer access codes, disks and instructional manuals, or any other physical or personal property that the Service Provider received, prepared, or helped prepare in connection with its performance of Services under this Agreement. If any such property is not in the Service Provider’s possession and control, the Service Provider shall use its best efforts to obtain and return the same and the Service Provider shall not retain any copies, duplicates, reproductions, or excerpts thereof, nor shall it show or give any of the above to any third party.

9.	NOTICES

All notices, requests, consents and other communications hereunder which are required to be provided, or which the sender elects to provide, in writing, shall be addressed to the receiving Party’s address set forth below or to such other address as a Party may designate by notice hereunder, and shall be either (i) delivered by hand, or (ii) sent by a nationally recognized overnight courier. All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving Party at the address of such Party set forth below, or (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service.

If to the Company:

Alphatec Spine, Inc.

5818 El Camino Real

Carlsbad, California 92008

Attn: Legal Department

If to the Service Provider:

Address on file with the Company

10.	GENERAL

10.1 Entire Agreement; Prior Activities. This Agreement embodies the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement. The Parties agree and acknowledge that prior to the Effective Date the Service Provider provided consulting services to the Company, and that Service Provider has been paid in full for the performance of such services.

10.2 Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the Parties hereto.

10.3 Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

10.4 Assignment. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which the Service Provider is principally involved. The Service Provider’s rights and obligations under this Agreement may not be assigned without the prior written consent of the Company and any such attempted assignment by the Service Provider without the prior written consent of the Company shall be void.

10.5 Governing Law. The parties hereto expressly agree that this Agreement shall be governed by and construed in accordance with the laws of the State of California and the venue of any action brought shall be in the state or federal courts located in San Diego County, California.

10.6 Severability. The Parties intend this Agreement to be enforced as written. However, (i) if any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a duly authorized court or arbiter having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law, and (ii) if any provision, or part thereof, is held to be unenforceable because of the duration of such provision or the geographic area covered thereby, the Parties agree that the court making such determination shall have the power to reduce the duration and/or geographic area of such provision, and/or to delete specific words and phrases (“blue-penciling”), and in its reduced or blue-penciled form such provision shall then be enforceable and shall be enforced.

10.7 Injunctive Relief. The Service Provider hereby expressly acknowledges that any breach or threatened breach of any of the terms and/or conditions set forth in Section 3, 4 or 5 of this Agreement shall result in substantial, continuing and irreparable injury to the Company. Therefore, in addition to any other remedy that may be available to the Company, the Company shall be entitled to injunctive or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of Section 3, 4 or 5 of this Agreement.

10.8 No Waiver of Rights, Powers and Remedies. No failure or delay by a Party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the Parties hereto, shall operate as a waiver of any such right, power or remedy of the Party. No single or partial exercise of any right, power or remedy under this Agreement by a Party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such Party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

10.9 Independent Contractor. The Company and the Service Provider agree that the relationship of the Service Provider to the Company is at all times that of an independent contractor and not that of an employee, partner or joint-venturer of or with the Company. The Service Provider hereby acknowledges that it is not, and shall not be, entitled to any benefits that may be afforded to employees of the Company from time to time, including, without limitation, any insurance, employee benefit plans or Company policies that may be in effect from time to time.

10.10 Opportunity to Review. The Service Provider hereby acknowledges that the Service Provider has had adequate opportunity to review these terms and conditions and to reflect upon and consider the terms and conditions of this Agreement, and that the Service Provider has had the opportunity to consult with counsel of the Service Provider’s own choosing regarding such terms. The Service Provider further acknowledges that the Service Provider fully understands the terms of this Agreement and has voluntarily executed this Agreement.

10.11 Survival. Notwithstanding any other provision in this Agreement, the Parties agree that those provisions contained herein which by their nature are intended to survive the termination of this Agreement shall survive, including Sections 3, 4, 5, 7, 8.4, 10.5 and 10.7.

10.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

* * *

IN WITNESS WHEREOF, the Parties have set their hands and seals to this Agreement as of the Effective Date.

ALPHATEC SPINE, INC.

/s/ Les Cross
Les Cross
Chairman and Chief Executive Officer

SERVICE PROVIDER

/s/ Dirk Kuyper
Dirk Kuyper

SCHEDULE A

STATEMENT OF WORK

1.	Services

Service Provider will carry out an efficient and cooperative transition of his former job duties and provide such other transition services as are reasonably requested by the Company.

2.	Schedule

The Service Provider shall perform the Services in accordance with a schedule agreed upon by the Parties.

3.	Location in which the Services shall be conducted

The Service Provider may perform the Services at the premises that the Company and the Service Provider mutually deem appropriate. It is anticipated that the Services shall require the Service Provider to travel both within and outside of the United States.

4.	Deliverables/specifications

The description and nature of specific deliverables by the Service Provider shall be determined by the Parties during the research and development process.

5.	Acceptance

Following receipt of any deliverable, Company shall have the right, but not the obligation, to perform its own evaluations to confirm that the deliverables substantially conform to the specifications set out herein. If they do not, Company shall describe with particularity any material nonconformity with the specifications in a notice of rejection. Following receipt of a notice of rejection, Service Provider shall devote its best efforts to promptly remedy the nonconformity described in the notice. If Service Provider fails to remedy the nonconformity within 30 days of receipt of notice, Company may exercise one of the following options: (i) Company may extend the time period for delivery of the corrected deliverable at no additional cost; or (ii) Company may terminate the Agreement pursuant to the provisions of Section 8.3 the relevant Statement of Work, or the particular Services which are nonconforming. In the event that Service Provider supplies corrected deliverables in accordance with this provision, the process described in this Section shall begin anew and shall apply to the corrected deliverables. The process shall be repeated until the earlier of acceptance of the deliverables or termination of the Agreement or Services.

SCHEDULE B

Consideration for the Services

The Parties agree and acknowledge that Service Provider has been granted an aggregate of 50,000 vested options to acquire Company shares (the “Options”) pursuant to an award agreement dated November 4, 2012 with a strike price of $2.31 per share (the “Grant Agreement”). Pursuant to the terms of the Grant Agreement, the Service Provider has until the 90th day following the Service Provider’s termination of employment with the Company to exercise the Options. As consideration for the Services provided under this Agreement, the Company agrees to cause the Grant Agreement to be amended to extend the period in which Service Provider may exercise certain of the Options (the “Extended Options”) to the third anniversary of the date of the extension. The number of Extended Options shall be the number of Options (calculated on the Black-Scholes model) equal in value to the aggregate amount invoiced in accordance with this Agreement by the Service Provider for the Services (with the Service Provider’s hourly fee for Services being $240 per hour), with the calculation performed on the earlier of (i) the 90th day after the Effective Date (or the prior trading day, if such date is not a trading day); and (ii) the termination date of this Agreement (or the prior trading day, if such date is not a trading day).

In addition, during the term of the Agreement the Service Provider shall be entitled to continue to use the automobile provided to the Service Provider during his employment with the Company. However, during such time period: (i) the Company will be responsible only for the vehicle’s lease payments and the cost of automobile liability insurance coverage; and (ii) the Service Provider shall be responsible for all other operating expenses related to the automobile. The value ascribed to such automobile usage shall be $1,000 per 30-day period. In the event that the consideration paid to the Service Provider set forth in the proceeding paragraph exceeds the value of all of the Extended Options, credit shall then be given against the Service Provider’s hourly Services in an amount equal to the aggregate value ascribed to such automobile usage.

Each month the Service Provider shall submit an itemized invoice for Services provided to Company.